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                                                                   EXHIBIT 11A


                           PACIFICARE HEALTH SYSTEMS, INC.

                COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK -
                                       PRIMARY

               (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
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
                                                                          THREE MONTHS ENDED
                                                                              DECEMBER 31,
                                                                         ---------------------
                                                                           1996          1995
                                                                        --------       -------
Shares outstanding at the beginning of the period                        31,292         30,945

Weighted average number of shares issued during the period in
    connection with the exercise of stock options                             3             39

Dilutive shares issuable, net of shares assumed to have been purchased (at the average market price) for treasury with
    assumed proceeds from the contingent exercise of stock
    options and registered equity purchase contracts                        505            664

                                                                        -------        -------
Total shares -- primary                                                  31,800         31,648
                                                                        =======        =======
Net income                                                              $31,757        $27,979
                                                                        =======        =======
Primary earnings per share                                              $  1.00        $  0.88
                                                                        =======        =======
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